Exhibit 99.2

Press Release

iStar Launches Offering of $500 Million of Senior Unsecured Notes

NEW YORK, December 6, 2019

iStar Inc. (NYSE: STAR) announced today that it has launched an offering, subject to market and other conditions, of $500 million aggregate principal amount of Senior Unsecured Notes due 2025. The Company intends to use the net proceeds of the offering to (1) consummate the cash tender offer announced today for any and all of iStar's outstanding $375.0 million aggregate principal amount of 6.00% Senior Notes due 2022 (the "2022 Notes"), which is scheduled to expire at 5:00 p.m., New York City time, on December 12, 2019, unless extended or earlier terminated by iStar, (2) redeem any 2022 Notes that remain outstanding after consummation of the tender offer, (3) repay a portion of the borrowings outstanding under the company's senior secured term loan and (4) pay any related premiums, penalties, fees and expenses in connection with the foregoing.

J.P. Morgan, BofA Securities, Barclays, Morgan Stanley, and Goldman Sachs & Co. LLC are the joint book-running managers for the offering. The notes will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the "SEC").

This press release does not constitute an offer to sell or the solicitation of an offer to buy the offered notes, nor shall there be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The notes will be offered by means of the preliminary prospectus supplement and accompanying prospectus for the offering. Electronic copies of the preliminary prospectus supplement and accompanying prospectus for the offering may be obtained for free by searching the SEC online database (EDGAR) on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus for the offering may be obtained by contacting the joint book-running managers at the following addresses or telephone numbers:

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

investors@istar.com

J.P. Morgan 383 Madison Avenue, 3rd Floor New York, NY 10179 Attn: Syndicate Desk hy_syndicate@restricted.chase.com 1-800-245-8812 (toll free)	BofA Securities NC1-004-03-43 200 North College Street, 3rd Fl. Charlotte, NC 28255-0001 Attn: Prospectus Department dg.prospectus_requests@bofa.com
Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 barclaysprospectus@broadridge.com 1-888-603-5847 (toll-free)	Morgan Stanley & Co. LLC 180 Varick Street, 2nd Floor New York, NY 10014 Attn: Prospectus Department prospectus@morganstanley.com 1-866-718-1649
Goldman Sachs & Co. LLC 200 West Street New York, NY 10282 Attn: Prospectus Department prospectus-ny@ny.email.gs.com 1-866-471-2526

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Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing